Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABC BANCORP

THE FIRST BANK OF BRUNSWICK

FIRST NATIONAL BANC, INC.

FIRST NATIONAL BANK, ST. MARYS, GEORGIA

AND

FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

As of June 30, 2005

i

LIST OF EXHIBITS

Exhibit Number	Description
1.2	Bank Merger Agreement
3.5(a)	List of Option Holders
3.5(b)	Letter from Option Holders
7.10	Form of Affiliate Agreement
7.14	Shareholder Voting Agreement
8.2(d)	Form of Employment Agreement
8.2(e)	Matters as to which Target counsel will opine
8.2(g)	Form of Non-Competition and Non-Disclosure Agreement
8.3(d)	Matters as to which Purchaser counsel will opine

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 30, 2005, by and among FIRST NATIONAL BANC, INC. (“Target”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in St. Marys, Georgia, FIRST NATIONAL BANK, ORANGE PARK FLORIDA (“Orange Park”), a national banking association, and FIRST NATIONAL BANK, ST. MARYS GEORGIA (“St. Marys” and, together with Orange Park, the “Target Banks”), a national banking association, on the one hand, and ABC BANCORP (“Purchaser”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia, and THE FIRST BANK OF BRUNSWICK (“Purchaser Bank”), a Georgia state-chartered bank, on the other hand. Certain terms used in this Agreement are defined in Section 10.1 hereof.

Preamble

The Boards of Directors of Target, Purchaser, each Target Bank and Purchaser Bank are of the opinion that the transactions described herein are in the best interests of the respective Parties and their shareholders. This Agreement provides for (i) the merger of each Target Bank with and into Purchaser Bank (the “Bank Merger”) and (ii) the combination of Target with Purchaser pursuant to the merger of Target with and into Purchaser, as a result of which the outstanding shares of the capital stock of Target shall be converted into the right to receive cash and shares of the common stock of Purchaser and the shareholders of Target (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of Purchaser (the “Company Merger” and, together with the Bank Merger, the “Mergers”). The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Company Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1.

TERMS OF MERGERS AND CLOSING

SECTION 1.1 Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Purchaser in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Purchaser shall be the Surviving Corporation resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia. The Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Purchaser.

SECTION 1.2 Bank Merger. Simultaneously with the consummation of the Company Merger, each of the Target Banks shall be merged with and into Purchaser Bank in accordance with the Financial Institutions Code of Georgia pursuant to the terms and conditions of the Bank Plan of Merger and Merger Agreement attached hereto as Exhibit 1.2 (the “Bank Merger Agreement”). Target shall vote the shares of each of the Target Banks in favor of the Bank Merger Agreement and the Bank Merger.

SECTION 1.3 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the “Closing Date”). The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

SECTION 1.4 Effective Time. The Company Merger shall become effective on the date and at the time specified in the Georgia Articles of Merger reflecting the Company Merger to be filed with the Secretary of State of the State of Georgia (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer or chief financial officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within thirty (30) days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Company Merger and (ii) the date on which the shareholders of Target approve this Agreement to the extent such approval is required by applicable Law. The Bank Merger Agreement shall become effective at the date and time specified therein.

ARTICLE 2.

ARTICLES; BY-LAWS; MANAGEMENT

SECTION 2.1 Company Merger. The Articles of Incorporation and By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Purchaser as the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall be the directors and officers of Purchaser as the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Target Common Stock shall be converted as set forth in Article 3.

SECTION 2.2 Bank Merger.

(a) The Articles of Incorporation and By-Laws of Purchaser Bank, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Incorporation and By-Laws of Purchaser Bank as the surviving entity in the Bank Merger. The directors and officers of Purchaser Bank at the effective time of the Bank Merger shall be the directors and officers of Purchaser Bank as the surviving entity in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Target Banks shall be canceled and (ii) the shares of capital stock of Purchaser Bank, as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

(b) The Parties agree that, notwithstanding any provision hereof to the contrary, upon the request of Purchaser the method of effecting the Bank Merger may be changed to provide for the merger of the Target Banks with and into a Purchaser Subsidiary other than Purchaser Bank, and the Target Companies shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the Bank Merger and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders hereunder); provided, however, that any such Purchaser Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and of the Bank Merger Agreement and that any actions taken pursuant to this Section 2.2(b) shall not (i) alter or change the kind or amount of consideration to be issued to holders of Outstanding Target Shares or the Option Holders as provided for in this Agreement; (ii) adversely affect the tax consequences of the Company Merger to the holders of Outstanding Target Shares; (iii) Materially delay the receipt of the Consent of any Regulatory Authority required pursuant to Section 8.1(b) hereof; or (iv) otherwise cause any condition to Closing set forth herein not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof).

ARTICLE 3.

MANNER OF CONVERTING AND EXCHANGING SHARES IN THE COMPANY MERGER

SECTION 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Purchaser Common Stock and Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted as follows:

(a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) At the Effective Time, each share of Target Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time) outstanding immediately prior to the Effective Time, other than (i) shares with respect to which the holders thereof, prior to the Effective Time, met the requirements of, and perfected their dissenters’ rights under, Article 13 of the GBCC with respect to shareholders dissenting from the Company Merger (the “Dissenting Shares”), and (ii) shares held by Target or by Purchaser or any of the

Purchaser Subsidiaries, in each case other than in a fiduciary capacity (each an “Outstanding Target Share” and, collectively, the “Outstanding Target Shares”), shall automatically be converted at the Effective Time into the right to receive cash and shares of Purchaser Common Stock, plus cash in lieu of fractional shares pursuant to Section 3.1(i) below, as set forth in this Section 3.1. Subject to the remaining provisions of this Section 3.1, each Target shareholder who does not dissent may elect to have each Outstanding Target Share held by such Target Shareholder converted into (i) cash in an amount equal to a Pro Rata Share of the Merger Consideration (the “Cash Consideration”) or (ii) a number of shares of Purchaser Common Stock (the “Stock Consideration”) equal to a Pro Rata Share of the Merger Consideration divided by the Average Market Price.

(c) Purchaser and Target shall each use its commercially reasonable efforts to mail to each holder of shares of Target Common Stock outstanding on the record date fixed for the Shareholders’ Meeting (the “Record Date”) a form (“Form of Election”) designed for the purpose of allowing the shareholder to elect, subject to the proration and election procedures set forth in this Section 3.1, whether to receive (i) the Cash Consideration for all of his or her Outstanding Target Shares (a “Cash Election”), (ii) the Stock Consideration for all of his or her Outstanding Target Shares (a “Stock Election”), or (iii) the Cash Consideration and the Stock Consideration for his or her Outstanding Target Shares in the relative proportions specified by such Target shareholder (a “Combination Election”). Target shareholders who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Target Common Stock held by each such Representative for a particular beneficial owner. A Form of Election must be received by the Exchange Agent no later than by the close of business five (5) days prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections shall be irrevocable.

(d) Prior to the Effective Time, Purchaser shall select a bank or trust company reasonably acceptable to Target to act as exchange agent (the “Exchange Agent”) to effectuate the delivery of the Cash Consideration and the Stock Consideration to holders of Target Common Stock. Elections shall be made by holders of Target Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Purchaser shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Purchaser (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Purchaser nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(e) A holder of Target Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election to receive the Cash Consideration for 50% of his or her Outstanding Target Shares and the Stock Consideration for 50% of his or her Outstanding Target Shares (an “Equal Cash/Stock Election”). If Purchaser or the Exchange Agent shall determine, in its sole discretion, that any purported Cash Election, Stock Election or Combination Election was not properly made, such purported election shall be deemed to be of no force and effect, and the Target shareholder making such purported election shall for purposes hereof be deemed to have made an Equal Cash/Stock Election.

(f) All shares of Target Common Stock which are subject to Cash Elections or the cash portion of Combination Elections are referred to herein as “Cash Election Shares.” All shares of Target Common Stock which are subject to Stock Elections or the stock portion of Combination Elections are referred to herein as “Stock Election Shares.” The sum of the number of Dissenting Shares and the number of Cash Election Shares shall not be greater than 60% of the sum of the Outstanding Target Shares and the number of Dissenting Shares (the “Maximum Cash Election Number”). The number of Stock Election Shares shall not be greater than 65% of the number of Outstanding Target Shares (the “Maximum Stock Election Number”).

(g) If, after the results of the Forms of Election are calculated, the number of Stock Election Shares exceeds the Maximum Stock Election Number, then the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares, and all Target shareholders who have Stock Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved. If, after the results of the Forms of Election are calculated, the number of Cash Election Shares exceeds the Maximum Cash Election Number, then the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares, and all Target shareholders who have Cash Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved. Purchaser or the Exchange Agent shall make all computations contemplated by this Section 3.1, and all such computations shall be conclusive and binding on the holders of Target Common Stock.

(h) After the redesignation procedure set forth in Section 3.1(g) above is completed, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Target Common Stock (“Old Certificates”) shall be exchanged for (i) certificates evidencing the Stock Consideration or (ii) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 3.2 hereof, without interest. Notwithstanding the foregoing, however, no fractional shares of Purchaser Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(i) below.

(i) Notwithstanding any other provision of this Agreement, each holder of Outstanding Target Shares exchanged pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock as Stock Consideration (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Average Market Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(j) Each share of the Target Common Stock that is not an Outstanding Target Share as of the Effective Time shall be cancelled without consideration therefor.

(k) No Dissenting Shares shall be converted in the Company Merger. All such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of Target Common Stock who at the Effective Time held Outstanding Target Shares.

SECTION 3.2 Exchange of Shares. Target shall send or cause to be sent to each holder of Outstanding Target Shares as of the Record Date a form of letter of transmittal (the “Letter of Transmittal”) for use in exchanging Old Certificates for cash and certificates representing Purchaser Common Stock which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. The Letter of Transmittal shall be mailed within ten (10) business days following the date of the Shareholders’ Meeting. The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Cash Consideration and certificates evidencing the Stock Consideration, which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. If any certificates for shares of Purchaser Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates or evidence that such certificates have been lost, stolen or destroyed (accompanied by such security or indemnity as shall be requested by Purchaser) are presented to the Exchange Agent, the holder thereof shall not be entitled to receive the consideration to be paid in exchange therefor pursuant to the Company Merger or any dividends payable on any Purchaser Common Stock to which he or she is entitled or to exercise any rights as a shareholder of Purchaser Common Stock, except as provided in Section 3.5 below. Subject to applicable Law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Purchaser, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, look as a general creditor only to Purchaser for payment or delivery of such property. In no event will any holder of Target Common Stock exchanged in the Company Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Purchaser.

SECTION 3.3 Shares Held by Target or Purchaser. Each of the shares of Target Common Stock held by any Target Company or by any Purchaser Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

SECTION 3.4 Rights of Former Target Shareholders. At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time, and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(j) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Target shall be entitled to vote after the Effective Time at any meeting of shareholders of Purchaser the number of whole shares of Purchaser Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Target Common Stock for certificates representing Purchaser Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Target Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such Target Common Stock certificate, the Purchaser Common Stock certificate (together with all such undelivered dividends or other distributions without interest), the Cash Consideration (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

SECTION 3.5 Treatment of Stock Options. The name of each holder (“Option Holder”) of an option to purchase shares of Target Common Stock issued by Target (“Target Option”) and the number of Target Options owned by such Option Holder is set forth on Exhibit 3.5(a) hereto. Target has previously delivered to Purchaser a letter agreement in the form set forth in Exhibit 3.5(b) between Target and each Option Holder pursuant to which each Option Holder has agreed that each Target Option is to be cancelled upon consummation of the Company Merger, and all rights in respect thereof will cease to exist, in consideration of the automatic conversion at the Effective Time of such Target Option into the right to receive, on the Closing Date, cash in an amount equal to (i) the aggregate number of Option Shares into which such Target Option could have been converted immediately prior to the Effective Time (whether or not such Target Option is then exercisable), multiplied by (ii) the difference between (A) a Pro Rata Share of the Merger Consideration and (B) the exercise price for each Option Share subject to such Target Option.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET BANKS

Target and Target Banks hereby, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 4.1 Organization, Standing and Power.

(a) Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. Target has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Each Target Bank is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The minute books and other organizational documents and corporate records for each Target Bank have been made available to Purchaser for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

SECTION 4.2 Authority; No Breach.

(a) Each of Target and the Target Banks has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target and the Target Banks, subject to the approval of this Agreement by the holders of the outstanding Target Common Stock and by Target, as the sole shareholder of each Target Bank. Subject to such requisite shareholder approval, this Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Target and each Target Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Target and the Target Banks, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Association or its By-Laws, or (ii) constitute or result in a Default or loss of benefit under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Company under, any Contract or Permit of any Target Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Target Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target or either Target Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 4.3 Capital Stock.

(a) The authorized capital stock of Target consists of (i) 9,000,000 shares of Target Common Stock, of which 1,016,376 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.

(b) The authorized capital stock of (i) St. Marys consists of 10,000,000 shares of common stock, $10.00 par value per share (the “St. Marys Common Stock”), and (ii) Orange Park consists of 10,000,000 shares of common stock, $10.00 par value per share (the “Orange Park Common Stock”).

(c) Except as set forth in Sections 4.3(a) and (b) of this Agreement, there are no shares of capital stock or other equity securities of Target or either Target Bank outstanding and, except as set forth in Exhibit 3.5(a) hereto, there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Target or either Target Bank or contracts, commitments, understandings or arrangements by which Target or either Target Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 4.4 Target Subsidiaries. The only Subsidiary of Target other than Orange Park and St. Marys is First National Insurance Agency, Inc. (the “Insurance Agency”).

Target owns all of the issued and outstanding shares of capital stock of each Target Subsidiary. No equity securities of any Target Subsidiary are or may become required to be issued (other than to a Target Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to a Target Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Target Company is or may be bound to transfer any shares of the capital stock of any Target Subsidiary (other than to a Target Company). There are no Contracts relating to the rights of any Target Company to vote or to dispose of any shares of the capital stock of any Target Subsidiary. All of the shares of capital stock of each Target Subsidiary held by a Target Company are fully paid and (except pursuant to 12 U.S.C. §55) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Company free and clear of any Lien. None of the outstanding shares of capital stock of any Target Subsidiary has been issued in violation of any preemptive rights of the current or past shareholders of any Target Company. Each Target Subsidiary is either a national banking association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 4.5 Financial Statements.

(a) Target has Previously Disclosed, and delivered to Purchaser prior to the execution of this Agreement, copies of all Target Financial Statements and will deliver to Purchaser copies of all financial statements, audited or unaudited, of Target prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if prepared after the date of this Agreement, will be in accordance with the books and records of the Target Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Target Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Target Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Target, (x) the Target Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Target Financial Statements not misleading with respect to the periods covered thereby; and (y) the Target Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Target as of and for the periods covered by them.

(b) Target’s external auditor is and has been throughout the periods covered by the Target Financial Statements (i) “independent” with respect to Target within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Target’s auditors have not performed any non-audit services for Target since January 1, 2003.

SECTION 4.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, no Target Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of December 31, 2004 included in the Target Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no Target Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since December 31, 2004, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (b) the Target Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Target provided in Article 7 of this Agreement, and (c) each Target Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 4.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Target Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Target, and all returns filed are complete and accurate to the Knowledge of Target. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Target, except as reserved against in the Target Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Target Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Target Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) Adequate provision for any Taxes due or to become due for any of the Target Companies for the period or periods through and including the date of the most recent respective Target Financial Statements has been made and is reflected on such Target Financial Statements.

(d) Deferred Taxes of the Target Companies have been provided for in accordance with GAAP.

(e) Each of the Target Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-4 and W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) No Target Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of any Target Company.

(h) No Target Company has filed any consent under former Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(i) No Target Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

SECTION 4.9 Target Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Target Allowance”) shown on the consolidated balance sheets of Target included in the most recent Target Financial Statements dated prior to the date of this Agreement was, and the Target Allowance shown on the consolidated balance sheets of Target included in the financial statements of Target as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Target Banks and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Target Banks as of the dates thereof, except where the failure of such Target Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on Target.

SECTION 4.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Target Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on Target, the Target Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Target Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices. All Assets which are Material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Target Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Target Companies is a named insured are reasonably sufficient. No Target Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Target Companies include all assets required to operate the businesses of the Target Companies as presently conducted.

SECTION 4.11 Environmental Matters.

(a) Each Target Company, its Participation Facilities and, to the Knowledge of such Target Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or authority or other forum in which any Target Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Target Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Target Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(d) To the Knowledge of Target, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(e) During the period of (i) any Target Company’s ownership or operation of any of their respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of Target, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) Prior to the period of (i) any Target Company’s ownership or operation of any of its respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, to the Knowledge of Target, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.12 Compliance with Laws.

(a) Each Target Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Except as Previously Disclosed, no Target Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target; and

(ii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Target Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (C) requiring any Target Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, each Target Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Target Company, or any director, officer or employee of any Target Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Target and the Target Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Target and the Target Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Target (i) has designed disclosure controls and procedures to ensure that Material information relating to Target, including the Target Subsidiaries, is made known to the management of Target by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Target’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Target has made available to Purchaser a summary of any such disclosure made by management to Target’s auditors and audit committee since January 1, 2003.

SECTION 4.13 Labor Relations. No Target Company is the subject of any Litigation asserting that it or any other Target Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Target Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Target Company, pending or, to its Knowledge, threatened nor, to its Knowledge, is there any activity involving any Target Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 4.14 Employee Benefit Plans.

(a) Target has delivered or made available to Purchaser prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a “Target Pension Plan.” No Target Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. The Target Companies do not participate in either a multi-employer plan or a multiple employer plan.

(b) The Target Companies have delivered or made available to Purchaser prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for all Target Benefit Plans (including insurance contracts) and all amendments thereto; (ii) with respect to any such Target Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation; (iii) all annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Target Benefit Plan with respect to the most recent plan year; and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Target Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and neither Target nor any Target Company is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or failure of any Target Benefit Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Target Company has engaged in a transaction with respect to any Target Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Target Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Company.

(d) No Target ERISA Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of plan amendments or changes in applicable Law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or Materially adversely affect the funding status of any such plan. Neither any Target Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Target Company, or the single-employer plan of any entity which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Target. No Target Company has provided, or is required to provide, security to a Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by all Target Companies except to the extent any failure to do so would not have a Materially Adverse Effect on Target.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Target Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Target. Except as Previously Disclosed, no Target Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Target. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Target Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, no Target Company has any obligations for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Target.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Target Company from any Target Company under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have a Material Adverse Effect on Target.

(h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any Target Company and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

SECTION 4.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Target Financial Statements, none of the Target Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (b) any Contract relating to the borrowing of money by any Target Company or the guarantee by any Target Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract or amendment thereto that would be required to be filed as an exhibit to any report filed by Target with any Regulatory Authority as of the date of this Agreement that has not been filed by Target with any Regulatory Authority as an exhibit to any report filed by Target for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the “Target Contracts”). With respect to each Target Contract, (i) the Contract is in full force and effect, (ii) no Target Company is in Default thereunder other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, (iii) no Target Company has repudiated or waived any Material provision of any such Contract, and (iv) no other party to any such Contract is, to the Knowledge of the Target Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the Target Companies for money borrowed is prepayable at any time by the Target Companies without penalty or premium.

SECTION 4.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any Target Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Target Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.17 Reports. Except as Previously Disclosed, since January 1, 2003, each Target Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Except as Previously Disclosed, as of their respective dates, each of such reports, registrations and statements (as amended, in the case of any report, registration or statement that has been amended in accordance with applicable Law), including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. Except as Previously Disclosed, as of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Target Company or any Affiliate thereof to Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Target shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Target Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Target Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 4.19 Tax and Regulatory Matters. Except as Previously Disclosed, no Target Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Target, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 4.20 Intellectual Property.

(a) Target has Previously Disclosed to Purchaser all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by Target Companies in the operation of their respective businesses and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by Target Companies (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of the Target Companies has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of the Target Companies is the sole and exclusive owner of the Intellectual Property which has been Previously Disclosed as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to Target’s Knowledge, threatened seeking cancellation or concurrent use of any registered trademark, trade name or service mark owned, used or licensed by any of the Target Companies.

(b) There are no claims, demands or suits pending or, to Target’s Knowledge, threatened against any of the Target Companies claiming an infringement by any of the Target Companies of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with its business; none of the Intellectual Property or, as the case may be, the rights granted to any of the Target Companies in respect thereof, infringes on the rights of any Person or is being infringed upon by any Person; and none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of its use by any of the Target Companies.

SECTION 4.21 Charter Provisions. Each Target Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or Association or its By-Laws or other governing instruments (other than, with respect to Target, voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Target Company that may be acquired or controlled by it.

SECTION 4.22 State Takeover Laws. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

SECTION 4.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Target’s own account, or for the account of either Target Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

SECTION 4.24 Community Reinvestment Act. Each Target Bank has complied in all Material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no Material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

SECTION 4.25 Privacy of Customer Information.

(a) Each Target Bank is the sole owner of all individually identifiable personal information (“IIPI”) relating to its customers, former customers and prospective customers that will be transferred to Purchaser Companies pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 4.25, “IIPI” means any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by each Target Bank and the transfer of such IIPI to Purchaser Companies complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law.

SECTION 4.26 Technology Systems.

(a) Except as Previously Disclosed, no action will be necessary as a result of the transactions contemplated by this Agreement to enable the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Target Companies (collectively, the “Technology Systems”) to continue to be used by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that such Technology Systems have been used by the Target Companies prior to the Effective Time.

(b) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the business of any of the Target Companies. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Except as Previously Disclosed, access to business critical parts of the Technology Systems is not shared with any third party.

(c) None of the Target Companies has received notice of or is aware of any Material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).

SECTION 4.27 Opinion of Financial Advisor. Target has received the opinion of Allen C. Ewing & Co., dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Target Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Purchaser.

SECTION 4.28 Insurance Agency. The Insurance Agency holds such insurance licenses, certificates, and permits from governmental authorities (including from the insurance regulatory agencies from the various jurisdictions where it conducts business) as are necessary to the conduct of its business. Target and the Insurance Agency have fulfilled and performed all obligations necessary to maintain all such insurance licenses. There is no pending or, to Target’s Knowledge, threatened claim, action, suit, proceeding or investigation that could result in revocation, termination, suspension, limitation or modification of any insurance license that would result, individually or in the aggregate, in a Material Adverse Effect on Target.

SECTION 4.29 Board Recommendation. The Board of Directors of Target, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of Target’s shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock approve this Agreement and the Company Merger.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Target and the Target Banks as follows:

SECTION 5.1 Organization, Standing and Power. Each of Purchaser and Purchaser Bank is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and Purchaser is duly registered as a bank holding company under the BHC Act. Each of Purchaser and Purchaser Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Purchaser and Purchaser Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.2 Authority; No Breach.

(a) Each of Purchaser and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank

Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Purchaser Bank. This Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Purchaser and Purchaser Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Purchaser and Purchaser Bank, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser Company under, any Contract or Permit of any Purchaser Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Purchaser Company or any of its Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser or Purchaser Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 5.3 Capital Stock.

(a) The authorized capital stock of Purchaser consists of (i) 30,000,000 shares of Purchaser Common Stock, of which 11,846,295 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Purchaser Common Stock and all of the issued and outstanding shares of capital stock of Purchaser Bank are, and all of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Purchaser Common Stock has been, and none of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser. Options to purchase 303,913 shares of Purchaser Common Stock under the Purchaser Stock Plans are outstanding as of the date of this Agreement. Purchaser owns all of the issued and outstanding shares of capital stock of Purchaser Bank free and clear of all Liens.

(b) Except as set forth in Section 5.3(a) of this Agreement or as Previously Disclosed, there are no shares of capital stock or other equity securities of Purchaser outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser or contracts, commitments, understandings or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 5.4 Purchaser Subsidiaries. The Purchaser Subsidiaries are as set forth in Purchaser’s SEC Documents. Purchaser owns all of the issued and outstanding shares of capital stock of each Purchaser Subsidiary. No equity securities of any Purchaser Subsidiary are or may become required to be issued (other than to a Purchaser Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Purchaser Subsidiary is bound to issue (other than to a Purchaser Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Purchaser Company is or may be bound to transfer any shares of the capital stock of any Purchaser Subsidiary (other than to a Purchaser Company). There are no Contracts relating to the rights of any Purchaser Company to vote or to dispose of any shares of the capital stock of any Purchaser Subsidiary. All of the shares of capital stock of each Purchaser Subsidiary held by a Purchaser Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Purchaser Company free and clear of any Lien. Each Purchaser Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Purchaser Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 5.5 Financial Statements.

(a) All Purchaser Financial Statements included in Purchaser’s SEC Documents have been made available to Target, and Purchaser will deliver to Target copies of all financial statements, audited and unaudited, of Purchaser prepared subsequent to the date hereof. The

Purchaser Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Purchaser Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Purchaser Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Purchaser Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Purchaser, (i) the Purchaser Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Purchaser Financial Statements not misleading with respect to the periods covered by them; and (ii) the Purchaser Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Purchaser as of and for the periods covered by them.

(b) Purchaser’s external auditor is and has been throughout the periods covered by the Purchaser Financial Statements (i) “independent” with respect to Purchaser within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Purchaser’s auditors have not performed any non-audit services for Purchaser since January 1, 2003.

SECTION 5.6 Absence of Undisclosed Liabilities. No Purchaser Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Purchaser as of March 31, 2005 included in the Purchaser Financial Statements or reflected in the notes thereto. No Purchaser Company has incurred or paid any Liability since March 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since March 31, 2005, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (b) the Purchaser Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Purchaser provided in Article 7 of this Agreement, and (c) each Purchaser Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Purchaser Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Purchaser, and all returns filed are complete and accurate to the Knowledge of Purchaser. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except as reserved against in the Purchaser Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Purchaser Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Purchaser Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) Adequate provision for any Taxes due or to become due for any of the Purchaser Companies for the period or periods through and including the date of the respective Purchaser Financial Statements has been made and is reflected on such Purchaser Financial Statements.

(d) Deferred Taxes of the Purchaser Companies have been provided for in accordance with GAAP.

SECTION 5.9 Purchaser Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Purchaser Allowance”) shown on the consolidated balance sheets of Purchaser included in the most recent Purchaser Financial Statements dated prior to the date of this Agreement was, and the Purchaser Allowance shown on the consolidated balance sheets of Purchaser included in the financial statements of Purchaser as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Purchaser Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Purchaser Companies as of the dates thereof, except where the failure of such Purchaser Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Purchaser.

SECTION 5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Purchaser Financial Statements, the Purchaser Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Purchaser Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Purchaser’s past practices. All Assets which are Material to Purchaser’s business on a consolidated basis, held under leases or subleases by any of the Purchaser Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Purchaser Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Purchaser Companies is a named insured are reasonably sufficient. No Purchaser Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Purchaser Companies include all assets required to operate the businesses of the Purchaser Companies as presently conducted.

SECTION 5.11 Environmental Matters.

(a) Each Purchaser Company, its Participation Facilities and, to the Knowledge of such Purchaser Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or authority or other forum in which any Purchaser Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Purchaser Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Purchaser Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(d) To the Knowledge of Purchaser, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(e) During the period of (i) any Purchaser Company’s ownership or operation of any of their respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(f) Prior to the period of (i) any Purchaser Company’s ownership or operation of any of its respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, to the Knowledge of Purchaser, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.12 Compliance with Laws.

(a) Each Purchaser Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Except as Previously Disclosed, no Purchaser Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; and

(iii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Purchaser Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (C) requiring any Purchaser Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Purchaser Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Purchaser Company, or any director, officer or employee of any Purchaser Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Purchaser and the Purchaser Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Purchaser and the Purchaser Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser (i) has designed disclosure controls and procedures to ensure that Material information relating to Purchaser, including the Purchaser Subsidiaries, is made known to the management of Purchaser by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Purchaser has made available to Target a summary of any such disclosure made by management to Purchaser’s auditors and audit committee since January 1, 2003.

SECTION 5.13 Labor Relations. No Purchaser Company is the subject of any Litigation asserting that it or any other Purchaser Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Purchaser Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Purchaser Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Purchaser Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 5.14 Legal Proceedings. There is no Litigation instituted or pending or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Purchaser Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Purchaser Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.15 Reports. Except as Previously Disclosed, since January 1, 2003, each Purchaser Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, other Regulatory Authorities, and any applicable state securities or banking authorities and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. As of their respective dates, each of such reports, registrations and statements, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Purchaser Company or any Affiliate thereof to Target pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Purchaser Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Purchaser Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 5.17 Tax and Regulatory Matters. No Purchaser Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Purchaser, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 5.18 Charter Provisions. Each Purchaser Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or By-Laws or other governing instruments or restrict or impair the ability of any Target shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Purchaser Common Stock that may be acquired or controlled by such shareholder.

SECTION 5.19 Community Reinvestment Act. Purchaser has complied in all Material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no Material criticism form regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

SECTION 6.1 Affirmative Covenants of Target. Unless the prior written consent of Purchaser shall have been obtained, and except as otherwise contemplated herein, Target shall and shall cause each Target Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.2 Negative Covenants of Target. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a) amend the Articles of Incorporation or Association, By-Laws or other governing instruments of any Target Company; or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Company to another Target Company) (for the Target Companies on a consolidated basis) except in the ordinary course of the business of Target Companies consistent with past practices (which shall include, for Target Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Target Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem or otherwise acquire or exchange (other than redemptions without the payment of any additional consideration or exchanges in the ordinary course under employee benefit plans or exercises or conversions prior to the Effective Time of Target Options pursuant to the terms thereof), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Company, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or

(d) except for this Agreement or pursuant to another agreement with a Purchaser Company, or pursuant to the exercise of Target Options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Target Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire another business or merge or consolidate with another entity or acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) except as Previously Disclosed, grant any increase in compensation or benefits to the employees or officers of any Target Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except to employees in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any Target Company; or pay any bonus to, or grant any increase in fees or other increases in compensation or other benefits to, directors of any Target Company; or

(h) enter into or amend any employment Contract between any Target Company and any Person (unless such amendment is required by Law) that the Target Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Target Company or make any Material change in or to any existing employee benefit plans of any Target Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed; or

(l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Company for money damages in excess of $50,000 or which involves Material restrictions upon the operations of any Target Company; or

(m) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement; or

(n) (i) charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices or as the Board of Directors of the respective Target Company deems necessary to conduct safe and sound banking practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount Materially less than 100% of its book value; or

(o) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(p) (i) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (A) with respect to properties or businesses outside of the current market area of Target or to borrowers whose principal residence is outside of the current market area of Target, (B) that are unsecured and in the principal amount in excess of $50,000, or (C) that are secured and in the principal amount in excess of $250,000; (ii) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (iii) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Purchaser; provided, however, that this Section 6.2(p) shall not apply to Orange Park; and provided further, however, that St. Marys may, without prior notice to or the written consent of Purchaser renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral; or

(q) make any Material election with respect to Taxes; or

(r) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five (5) years or less, (i) purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any assets, in any Person other than any Target Company, or (ii) otherwise acquire direct or indirect control over any Person other than in connection with (A) foreclosures in the ordinary course of business, (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (C) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

SECTION 6.3 Affirmative Covenants of Purchaser. Unless the prior written consent of Target shall have been obtained, and except as otherwise contemplated herein, Purchaser shall and shall cause each Purchaser Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

SECTION 6.5 Reporting Requirements. Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided, however, that Purchaser acknowledges that Target has not filed with the SEC its Form 10-QSB for the quarter ended March 31, 2005 and that Target agrees to make such filing as soon as reasonably practicable, but, in any event, no later than July 31, 2005. If financial statements are contained in any such reports filed with the

SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 7.

ADDITIONAL AGREEMENTS

SECTION 7.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement, Purchaser shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under applicable Securities Laws in connection with the issuance of the shares of Purchaser Common Stock upon consummation of the Company Merger. Target shall furnish all information concerning it and the holders of its capital stock as Purchaser may reasonably request in connection with such action. Target shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby and such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting, (a) Purchaser shall prepare and file on Target’s behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of Purchaser Common Stock received by the holders of Target Common Stock in the Company Merger) with the SEC and mail it to Target’s shareholders, (b) each of the Parties shall furnish to the other all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of Target shall unanimously recommend to its shareholders (subject to compliance with their fiduciary duties as advised by counsel) that they approve this Agreement and the transactions contemplated hereby, and (d) the Board of Directors and officers of Target shall use their best efforts to obtain such shareholders’ approval. Target, as the sole shareholder of Target Banks, shall take all action to effect shareholder approval of the Bank Merger Agreement.

SECTION 7.2 Listing. Purchaser shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market, the shares of Purchaser Common Stock to be issued to the holders of Target Common Stock pursuant to the Company Merger.

SECTION 7.3 Applications. Purchaser shall promptly prepare and file, and Target shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

SECTION 7.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and file the Georgia Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

SECTION 7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Mergers at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Purchaser in connection with the Purchaser Common Stock to be issued in the Company Merger or a resolicitation of proxies as a consequence of an acquisition agreement by Purchaser or any of its Subsidiaries shall not violate this covenant), including using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 7.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to the consummation of the Mergers and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other Material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this

Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d) Neither any Party nor any Subsidiary of a Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the immediately preceding sentence apply.

(e) Notwithstanding subsection (b) of this Section 7.6 or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Mergers (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Mergers and all materials of any kind that are provided to such Party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that each other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Mergers, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

SECTION 7.7 Press Releases. Prior to the Effective Time, Target and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any transaction contemplated hereby; provided, however, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

SECTION 7.8 No Solicitation.

(a) Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, Target or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with subsection (c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would likely constitute a breach by the Target Board of Directors of its fiduciary duties to Target shareholders under applicable Law, Target may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this Section 7.8, (ii) is not subject to financing and (iii) the Target Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to Target shareholders than the Company Merger, (A) furnish information with respect to Target to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Target or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by Target. For purposes of this Agreement, “Takeover Proposal” means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Target or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of Target or any of its Subsidiaries or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Mergers or which would reasonably be expected to dilute Materially the benefits to Purchaser of the transactions contemplated hereby.

(b) Except as set forth herein, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Mergers, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would likely constitute a breach of its fiduciary duties to Target shareholders under applicable Law, then, prior to the Shareholders’ Meeting, the Target Board of Directors may (subject to the terms of this and the following sentences) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Mergers) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second Business Day following Purchaser’s receipt of written notice (a “Notice of Superior Proposal”) advising Purchaser that the Target Board of Directors has received a Superior Proposal, specifying the Material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that Target shall not enter into an agreement with respect to a Superior Proposal unless Target shall have furnished Purchaser with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Target Common Stock or of the common stock of either Target Bank then outstanding or all or substantially all of the assets of Target or of either Target Bank and otherwise on terms that the Target Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to Target shareholders than the Company Merger.

(c) In addition to the obligations of Target set forth in subsection (b) above, Target shall immediately advise Purchaser orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the Material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. Target shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 7.8 shall prohibit Target from making any disclosure to Target’s shareholders if the Target Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable Law; provided that Target does not, except as permitted by subsection (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Mergers or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

SECTION 7.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Company Merger to, and to take no action which would cause the Company Merger not to, qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

SECTION 7.10 Agreement of Affiliates. Target has Previously Disclosed all Persons whom it reasonably believes are “affiliates” of Target for purposes of Rule 145 under the 1933 Act. Target shall use its best efforts to cause each such Person to deliver to Purchaser not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 7.10 hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Target Common Stock held by such Person except as contemplated by such agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock to be received by such Person upon consummation of the

Company Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, Purchaser shall be entitled to place restrictive legends upon certificates for shares of Purchaser Common Stock issued to affiliates of Target pursuant to this Agreement to enforce the provisions of this Section.

SECTION 7.11 Employee Benefits and Contracts. Target will terminate the Target Benefit Plans as of the Effective Time. Following the Effective Time, Purchaser shall provide generally to officers and employees of the Target Companies, who at or after the Effective Time become employees of a Purchaser Company (collectively, “New Purchaser Employees”), benefits under the employee benefit plans of Purchaser on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Purchaser Companies to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Target Companies prior to the Effective Time shall be treated as service with a Purchaser Company participating in such qualified benefit plans. Purchaser also shall credit New Purchaser Employees for amounts paid under Target Benefit Plans for the plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums under the employee benefit plans of Purchaser.

SECTION 7.12 Large Deposits. Prior to the Closing, Target will provide Purchaser with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of Target, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Target and each Target Bank and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

SECTION 7.13 Indemnification Against Certain Liabilities. Purchaser agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Target and each Target Bank (“Indemnified Parties”) as provided in their respective Articles of Incorporation or Association and By-Laws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Mergers. To the extent available, Purchaser shall maintain in effect for not less than three (3) years after the Closing Date policies of directors’ and officers’ liability insurance comparable to those maintained by Target with carriers comparable to Target’s existing carriers and containing terms and conditions which are no less advantageous in any Material respect to the officers and directors of Target and which cover Target’s present officers and directors for such three-year period regardless of whether or not such Persons remain employed by Target after the Closing Date, provided that the annual premium for such insurance shall not exceed 125% of the most current annual premium paid by Target for its directors’ and officers’ liability insurance.

SECTION 7.14 Voting Agreement. Concurrent with the execution hereof, Target shall obtain and deliver to Purchaser an agreement in substantially the form of Exhibit 7.14 hereto from each member of Target’s Board of Directors.

SECTION 7.15 Cooperation; Attendance at Board Meetings. In order to facilitate the Mergers and the combination of the respective businesses of Purchaser and Target as promptly as practicable following the Effective Time: (i) Target shall, and shall cause its Subsidiaries to, consult with Purchaser on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws; and (ii) an individual selected by Purchaser reasonably acceptable to Target shall have the right to attend all meetings of the Board of Directors of Target and the Target Banks in a non-voting observer capacity, to receive notice of such meetings and to receive the information provided by Target or Target Banks to such Boards of Directors, provided that Target or any Target Bank may require that any person proposing to attend any meetings of its Boards of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise. Notwithstanding the foregoing, this Section 7.15 shall not apply with respect to any meeting, or portion of a meeting, of the Board of Directors of Target at which such Board plans to discuss (i) matters related to Target’s rights and obligations under this Agreement or (ii) any Takeover Proposal.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

SECTION 8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers; provided, however, that no such condition or restriction shall be deemed to be Materially adverse unless it Materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of any of the Parties, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under all Securities Laws relating to the issuance or trading of the shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been received.

(f) NASD Listing. The shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been approved for listing (subject to issuance) on the Nasdaq National Market.

SECTION 8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 10.6(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Target set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or would reasonably likely result in Purchaser’s inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this Section 8.2(a) only, those representations and warranties that are qualified by reference to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Target shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

(d) Employment Agreements. Each of Robert K. Beaty, Julie M. Davis, John G. Minor and Timothy M. O’Keefe shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibit 8.2(d).

(e) Opinion of Counsel. Target shall have delivered to Purchaser an opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated as of the Closing Date, covering those matters set forth in Exhibit 8.2(e) hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the “Interpretive Standards”).

(f) Accountant’s Letters. Purchaser shall have received from Elliott Davis, LLC, letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Target, in form and substance reasonably satisfactory to Purchaser, which letters shall be based upon customary specified procedures undertaken by such firm.

(g) Noncompete Agreements. Each member of Target’s Board of Directors (other than Timothy M. O’Keefe) shall have executed and delivered to Purchaser a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit 8.2(g).

(h) Tax Matters. Purchaser shall have received the opinion of Rogers & Hardin LLP, counsel to Purchaser, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Purchaser shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Purchaser reasonably deems relevant.

(i) Minimum Tangible Capital. Target shall have delivered to Purchaser a certificate, signed on its behalf by its chief financial officer, promptly following the close of business on the Business Day that is two (2) Business Days prior to the Closing Date certifying that, as of such time, (i) the Tangible Capital of Target is at least $14,430,000.00 and (ii) the Tangible Capital of Orange Park is at least $8,387,000.00.

SECTION 8.3 Conditions to Obligations of Target. The obligations of Target to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; provided that, for purposes of this Section 8.3(a), those representations and warranties that are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Purchaser shall have delivered to Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall reasonably request.

(d) Opinion of Counsel. Purchaser shall have delivered to Target an opinion of Rogers & Hardin LLP, counsel to Purchaser, dated as of the Closing Date, covering those matters set forth in Exhibit 8.3(d) hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Delivery of Merger Consideration. Purchaser shall have delivered the Cash Consideration and the Stock Consideration to the Exchange Agent.

(f) Tax Matters. Target shall have received the opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Target shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Target reasonably deems relevant.

(g) Tail Insurance Coverage. Purchaser shall have provided Target written documentation evidencing the effectiveness of the insurance coverage described in Section 7.13 hereof.

ARTICLE 9.

TERMINATION

SECTION 9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Boards of Directors of Purchaser and Target; or

(b) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Mergers under the standard set forth in Section 8.2(a) of this Agreement in the case of Purchaser and Section 8.3(a) of this Agreement in the case of Target; or

(c) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Target fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that Purchaser votes the proxies granted to it pursuant to Section 7.14 hereof in favor thereof); or

(e) by the Board of Directors of either Party in the event that the Company Merger shall not have been consummated by December 31, 2005, provided the failure to consummate the Company Merger on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

(g) by the Board of Directors of Target if the Average Market Price, as determined without regard to the proviso included in the definition thereof, is less than $14.00, unless Purchaser shall have agreed in writing prior to the Closing Date to issue additional shares of Purchaser Common Stock (valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) and/or pay additional cash to holders of Outstanding Target Shares, such that, as a result thereof, each Outstanding Target Share will be converted into the right to receive cash and/or shares of Purchaser Common Stock having an aggregate value (with the Purchaser Common Stock valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) equal to the value the holder of such Outstanding Target Share would have received if the Average Market Price, as determined without regard to the proviso included in the definition thereof, were equal to $14.00;

(h) by the Board of Directors of Purchaser if the Board of Directors of Target (A) shall withdraw, modify or change its recommendation with respect to this Agreement or the Mergers or shall have resolved to do so, or (B) shall have recommended or approved a Takeover Proposal or shall have resolved to do so;

(i) by the Board of Directors of Target in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee;

(j) by the Board of Directors of Purchaser if, within seven (7) Business Days after the date hereof, Target has not filed with the SEC its Form 10-KSB for the year ended December 31, 2004 in a form that does not differ Materially from the draft thereof provided to Purchaser at the time of Purchaser’s execution of this Agreement, provided that the foregoing termination right may not be exercised by Purchaser following the filing of such Form 10-KSB with the SEC; or

(k) by the Board of Directors of Purchaser if, prior to the Effective Time, there shall have occurred any event, change, occurrence, condition or state of facts that would, individually or in the aggregate, have a Material Adverse Effect on Target.

SECTION 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no effect, except (i) as provided in Sections 10.2 and 10.14 hereof, and (ii) for any liability of a Party arising out of a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, unless such breach was required by Law or by any bank or bank holding company regulatory authority. Each Party hereby agrees that its sole right and remedy with respect to any non-willful breach of a representation or warranty or covenant by the other Party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by Law or by any insurance regulatory authority, or bank or bank holding company regulatory authority), in which case the Parties will have all available legal rights and remedies.

ARTICLE 10.

MISCELLANEOUS

SECTION 10.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Market Price” means the arithmetic average of the daily closing price per share of Purchaser Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the Nasdaq National Market, for each of the twenty (20) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Closing Date; provided, however, that if the Average Market Price as calculated above is greater than $20.00, then the Average Market Price for purposes of this Agreement shall be $20.00, and if the Average Market Price as calculated above is less than $14.00, then the Average Market Price for purposes of this Agreement shall be $14.00.

“Bank Merger” shall have the meaning set forth in the Preamble hereto.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Georgia generally are authorized or required by Law or other government action to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Cash Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Cash Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Combination Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Company Merger” shall have the meaning set forth in the Preamble hereto.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 4.24 of this Agreement.

“Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Company Merger becomes effective as defined in Section 1.4 of this Agreement.

“Election Deadline” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

“Equal Cash/Stock Election” shall have the meaning set forth in Section 3.1(e) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(d) of this Agreement.

“ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Exchange Agent” shall have the meaning set forth in Section 3.1(d) of this Agreement.

“Exhibits” shall mean the Exhibits attached to this Agreement, which Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Expenses and Fees” shall have the meaning set forth in Section 10.2(a) of this Agreement.

“Form of Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied during the periods involved.

“Georgia Articles of Merger” shall mean the Articles of Merger or Certificate of Merger, if applicable, to be executed by Purchaser and filed with the Secretary of State of the State of Georgia relating to the Company Merger as contemplated by Section 1.4 of this Agreement.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“IIPI” shall have the meaning set forth in Section 4.25(a) of this Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 7.13 of this Agreement.

“Insurance Agency” shall have the meaning set forth in Section 4.4 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 4.20 of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 8.2(e) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2 of this Agreement.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” or “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence which has a Material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that “Material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Mergers and compliance with the provisions of this Agreement on the operating performance of the Parties.

“Maximum Cash Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Maximum Stock Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Mergers” shall have the meaning set forth in the Preamble hereto.

“Merger Consideration” shall mean the product of (i) $34.00 multiplied by (ii) the sum of the number of shares of Target Common Stock outstanding as of the date of this Agreement and the number of shares of Target Common Stock issued between the date of this Agreement and the Effective Time pursuant to the exercise of Target Options.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq National Market” shall have the meaning given such term in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market, Inc.

“New Purchaser Employees” shall have the meaning set forth in Section 7.11 of this Agreement.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Notice of Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Old Certificates” shall have the meaning set forth in Section 3.1(h) of this Agreement.

“Option Holder” shall have the meaning set forth in Section 3.5 of this Agreement.

“Option Shares” shall mean the shares of Target Common Stock issuable by Target in connection with the exercise of any Target Option (whether or not such Target Option is then exercisable).

“Orange Park Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Outstanding Target Share” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Target and Target Banks, collectively, or Purchaser and Purchaser Bank, collectively, and “Parties” shall mean Target, Target Banks, Purchaser and Purchaser Bank, collectively.

“Permit” shall mean any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information (a) delivered in writing prior to or contemporaneously with the execution and delivery of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, (b) disclosed prior to the date of this Agreement by one Party to the other Party in an SEC Document delivered to such other Party in which the specific information has been identified by the delivering Party, or (c) disclosed in writing during Purchaser’s due diligence investigation pursuant to Section 7.6(a) by Target to Purchaser describing in reasonable detail the matters contained therein.

“Pro Rata Share” shall mean the quotient obtained by dividing the number one by the total number of Outstanding Target Shares as of the Effective Time of the Merger.

“Proxy Statement” shall mean the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Purchaser relating to shares of Purchaser Common Stock to be issued to the shareholders of Target.

“Purchaser Allowance” shall have the meaning set forth in Section 5.9 of this Agreement.

“Purchaser Common Stock” shall mean the $1.00 par value common stock of Purchaser.

“Purchaser Companies” shall mean, collectively, Purchaser and all Purchaser Subsidiaries, including Purchaser Bank.

“Purchaser Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Purchaser as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Purchaser in its SEC Documents, and (b) the consolidated balance sheets of Purchaser (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Purchaser Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Purchaser.

“Purchaser Subsidiaries” shall mean the Subsidiaries of Purchaser.

“Record Date” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, to be filed with the SEC by Purchaser under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the SEC, the NASD, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“St. Marys Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky Laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Target to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

“Stock Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Stock Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Surviving Corporation” shall mean Purchaser as the surviving corporation resulting from the Company Merger.

“Takeover Proposal” shall have the meaning set forth in Section 7.8(a) of this Agreement.

“Tangible Capital” shall be determined in accordance with GAAP and shall mean (i) with respect to Target, the total capital of the Target Companies (excluding accumulated comprehensive income) on a consolidated basis minus goodwill and core deposit intangible balances of the Target Companies on a consolidated basis, and (ii) with respect to Orange Park, the total capital of Orange Park (excluding accumulated comprehensive income) minus goodwill and core deposit intangible balances of Orange Park.

“Target Allowance” shall have the meaning set forth in Section 4.9 of this Agreement.

“Target Benefit Plans” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Common Stock” shall mean the $0.001 par value Common Stock of Target.

“Target Companies” shall mean, collectively, Target and all Target Subsidiaries, including the Target Banks.

“Target Contracts” shall have the meaning set forth in Section 4.15 of this Agreement.

“Target ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Target Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Target as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Target in its SEC Documents, and (b) the consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Target Option” shall have the meaning set forth in Section 3.5 of this Agreement.

“Target Pension Plan” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Target.

“Target Subsidiaries” shall mean the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of Target in the future and owned by Target at the Effective Time.

“Taxes” shall mean any federal, state, county, local, foreign or other taxes, assessments, charges, fares, or impositions, including interest and penalties thereon or with respect thereto.

“Technology Systems” shall have the meaning set forth in Section 4.26 of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 10.2 of this Agreement.

SECTION 10.2 Expenses; Effect of Certain Terminations.

(a) Except as otherwise provided in this Section 10.2, (i) each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; and (ii) each of the Parties shall bear and pay one-half of costs incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement (the foregoing clauses (i) and (ii), collectively, the “Expenses and Fees”).

(b) Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $1,500,000 (the “Termination Fee”) upon demand if (A) Purchaser terminates this Agreement pursuant to Section 9.1(h) or Target terminates this Agreement pursuant to Section 9.1(i), or (B) prior to the termination of this Agreement (other than by Target pursuant to Section 9.1(c)), a Takeover Proposal shall have been made and within one (1) year of such termination, Target enters into an agreement with respect to, or approves or recommends such Takeover Proposal. If Target terminates this Agreement pursuant to Section 9.1(d)(ii), under circumstances where clause (B) of the immediately preceding sentence is not applicable, Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $500,000, but shall not be obligated to pay the Termination Fee.

(c) In the event this Agreement is terminated as a result of Purchaser’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, Purchaser shall reimburse Target for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

(d) In the event this Agreement is terminated as a result of Target’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, and other than under circumstances in which the provisions of Section 10.2(b) hereof shall apply, Target shall reimburse Purchaser for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

SECTION 10.3 Brokers and Finders. Except for Allen C. Ewing & Co. and Charles Stevens with respect to Target and SunTrust Robinson Humphrey with respect to Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by Target or Purchaser, each of Target and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

SECTION 10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Bank Merger Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.13 of this Agreement.

SECTION 10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Target Common Stock, there shall be made no amendment decreasing the consideration to be received by Target shareholders without the further approval of such shareholders.

SECTION 10.6 Waivers.

(a) Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

(b) Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

SECTION 10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that if Purchaser is acquired before the Closing, this Agreement may be assigned by Purchaser and assumed by the acquiring Person without Target’s consent. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Purchaser:	ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Telecopy Number: (912) 890-2235
Attention: President

Copy to (which copy will not constitute notice to Purchaser):

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Telecopy Number: (404) 525-2224
Attention: Steven E. Fox, Esq.

Target:	First National Banc, Inc.
2509 Osborne Road
St. Marys, Georgia 31518
Telecopy Number: (912) 882-3417
Attention: President

Copy to (which copy will not constitute notice to Target):

Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street NE
Atlanta, Georgia 30309
Telecopy Number: (404) 685-7058
Attention: Robert C. Schwartz, Esq.

SECTION 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal Laws of the United States may apply to the Mergers.

SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by the Parties via facsimile transmission.

SECTION 10.11 Interpretation. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents contained in this

Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any Party hereto. This Agreement will not interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.14 Survival. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 9.2, 10.1, 10.2, 10.9 and 10.14 shall survive the termination and abandonment of this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

ATTEST:	ABC BANCORP

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	THE FIRST BANK OF BRUNSWICK

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANC, INC.

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ST. MARYS, GEORGIA

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

By:
Secretary	Its:

[CORPORATE SEAL]

EXHIBIT 1.2

BANK PLAN OF MERGER AND MERGER AGREEMENT

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made and entered into as of ____________, 2005, by and among FIRST NATIONAL BANK, ORANGE PARK, FLORIDA, a national banking association (“Orange Park”), FIRST NATIONAL BANK, ST. MARYS, GEORGIA, a national banking association (“St. Marys” and, together with Orange Park, the “Merging Banks”), and THE FIRST BANK OF BRUNSWICK, a Georgia state-chartered bank (the “Surviving Bank”) (the Merging Banks and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Constituent Banks deem it advisable and for the benefit of said Constituent Banks that each of the Merging Banks merge with into the Surviving Bank (the “Merger”); and

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of a national bank and a bank organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”);

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1 Merger. At the Effective Time, as hereinafter defined, each Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of each Merging Bank shall cease, and the Merger shall in all respects have the effect provided for in the applicable provisions of the Code.

1.2 Effective Time. Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing in accordance with the Code. The Merger shall be effective upon issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1	Name of Surviving Bank. The name of the Surviving Bank shall be “The First Bank of Brunswick”.

2.2 Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3 Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4 Directors of the Surviving Bank. At the Effective Time, the directors of each of the Merging Banks immediately prior thereto shall cease to hold office and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code. The names of such directors are set forth on Schedule 2.4 attached hereto.

2.5 Officers of the Surviving Bank. At the Effective Time, the officers of each of the Merging Banks immediately prior thereto shall cease to hold office and each officer of the Surviving Bank immediately prior thereto shall remain an officer of the Surviving Bank and shall thereafter hold such office for the remainder of his term of office and until his successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code. The names of such officers are set forth on Schedule 2.5 attached hereto.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1 Stock of the Surviving Bank. At the Effective Time, each share of the common stock, par value $____ per share, of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by ABC Bancorp, a Georgia corporation.

3.2 Stock of the Merging Banks. At the Effective Time, each share of the common stock, par value $10.00 per share, of Orange Park and each share of the common stock, par value $10.00 per share, of St. Marys shall, by virtue of the Merger and without any action by the holder thereof, be extinguished.

IV.

GENERAL

4.1 Approval of Shareholders and the Department. This Agreement is subject to approval by the shareholders of the Constituent Banks and by the Department.

4.2 Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for

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the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered by facsimile transmission.

[Signatures on following page.]

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IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officers, as of the date first written above.

ATTEST:	THE FIRST BANK OF BRUNSWICK

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ST. MARYS,

GEORGIA

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ORANGE

PARK, FLORIDA

By:
Secretary	Its:

[CORPORATE SEAL]

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EXHIBIT 7.10

AFFILIATE AGREEMENT

ABC Bancorp

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of First National Banc, Inc. (“Target”), a corporation organized under the laws of the State of Georgia, and will become a shareholder of ABC Bancorp (“Purchaser”) pursuant to the transactions described in the Agreement and Plan of Merger, dated as of             , 2005 (the “Agreement”), by and between Target and Purchaser and certain of their respective subsidiaries. Under the terms of the Agreement, Target will be merged into and with Purchaser (the “Merger”), and the shares of the $0.001 value common stock of Target (“Target Common Stock”) will be converted into and exchanged for cash or shares of the $1.00 par value common stock of Purchaser (“Purchaser Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the Merger and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to Target the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

(a) The Purchaser Common Stock received by the undersigned as a result of the Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part.

(b) Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Purchaser Common Stock.

3. Restrictions on Transfer.

(a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Purchaser Common Stock received by the undersigned pursuant to the Merger will be given to Purchaser’s Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Purchaser) or (y) Rule 144 (in the case of shares issued to an individual who is an affiliate of Purchaser) of the Rules and Regulations of such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for Purchaser that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

(b) Such legend will also be placed on any certificate representing Purchaser securities issued subsequent to the original issuance of the Purchaser Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Purchaser Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Purchaser Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Purchaser, upon the request of the undersigned, will cause the certificates representing the shares of Purchaser Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Purchaser of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Target.

5. Filing of Reports by Purchaser. Purchaser agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

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6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Purchaser Common Stock received by him or her in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Purchaser Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Purchaser’s counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Purchaser shall cause such counsel, at Purchaser’s expense, to provide such opinions as may be necessary to Purchaser’s Transfer Agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply with respect to Target Common Stock held by, and Purchaser Common Stock issued in connection with the Merger to, (a) the undersigned’s spouse, (b) any relative of the undersigned or of the undersigned’s spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned’s spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between Purchaser and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

[Signatures on next page.]

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This Affiliate Agreement is executed as of the      day of                     , 2005.

Very truly yours,

Signature
Print Name

Address

Telephone No.

AGREED TO AND ACCEPTED as of

                    , 2005

ABC BANCORP

By:
Its:

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EXHIBIT 7.14

SHAREHOLDER VOTING AGREEMENT

This SHAREHOLDER VOTING AGREEMENT (the “Agreement”) is entered into as of              2005, by and among ABC Bancorp, a Georgia corporation (“ABC”), and                      (each a “Shareholder” and collectively the “Shareholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of First National Banc, Inc. (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by any Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, ABC and the Company and certain of their respective subsidiaries propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into ABC (the “Merger”); and

WHEREAS, as a condition to the willingness of ABC to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Shareholder, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

(c) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(d) “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares. Each Shareholder, in his or her capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Shareholder contained in this Agreement, and (z) except with the written consent of ABC, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any material change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws; (C) any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby appoints ABC and any designee of ABC, and each of them individually, as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Shareholder under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

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Section 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except for pledges in existence as of the date hereof, each Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that any Shareholder may Transfer any or all of its Subject Shares to any other Shareholder and may pledge or encumber any Subject Shares so long as such pledge or encumbrance would not impair any Shareholder’s ability to perform its obligations under this Agreement; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2 Standstill Obligations of Shareholders. Each Shareholder, jointly and severally, covenants and agrees with ABC that, during the Voting Period:

(a) such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that shareholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement;

(b) such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock in

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a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement; and

(c) such Shareholder shall not, and shall direct its Representatives not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than ABC, relating to any Takeover Proposal, other than in compliance with the terms of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby represents and warrants, severally and not jointly, to ABC as follows:

Section 4.1 Due Organization, etc. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 4.2 Ownership of Shares. Schedule I sets forth, opposite such Shareholder’s name, the number of shares of Common Stock over which such Shareholder has record and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the shares of Common Stock denoted as being owned by such Shareholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on such Schedule I, neither such Shareholder nor any Affiliate of such Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Such Shareholder has good and valid title to the Common Stock denoted as being owned by such Shareholder on Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement.

Section 4.3 No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Shareholder and the consununation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Shareholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement.

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Section 4.4 Reliance by ABC. Such Shareholder understands and acknowledges that ABC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABC

ABC hereby represents and warrants to the Shareholders as follows:

Section 5.1 Due Organization, etc. ABC is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. ABC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ABC have been duly authorized by all necessary action on the part of ABC.

Section 5.2 Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by ABC and the consummation by ABC of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by ABC, the consummation by ABC of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of ABC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which ABC is a party or by which ABC or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair ABC’s ability to perform its obligations under this Agreement.

Section 5.3 Reliance by the Shareholders. ABC understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by ABC.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate, become null and void and have no effect upon the earliest to occur of (i) the mutual consent of ABC and the Shareholders, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms, and (iv) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces either the Stock Consideration or the Cash Consideration; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Section 7.1 and Sections 7.5 through 7.16, inclusive, of this Agreement shall survive the termination of this Agreement.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Appraisal Rights. To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 7.2 Publication. Each Shareholder hereby permits ABC to publish and disclose in the Proxy Statement/Prospectus (including, without limitation, all documents and schedules filed with the Securities and Exchange Commission) his or her identity and ownership of shares of Common Stock and the nature of his or her commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review and comment by the Company and its advisors.

Section 7.3 Affiliate Letters. Each Shareholder agrees to execute an affiliate agreement, as soon as practicable after the date hereof, in substantially the form attached as Exhibit 7.10 to the Merger Agreement.

Section 7.4 Further Actions. Each of the parties hereto agrees to use its, his or her reasonable best efforts to do all things necessary to effectuate this Agreement.

Section 7.5 Fees and Expenses. Each of the parties shall be responsible for its, his or her own fees and expenses in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its, his or her obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its, his or her right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 7.8 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

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If to ABC, addressed to it at:

with a copy to:

If to Target, addressed to:

with a copy to:

Section 7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.11 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 7.13 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that ABC may assign and transfer its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of ABC.

Section 7.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.15 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the application of Georgia principles of conflicts of laws.

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(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Georgia State court, or Federal court of the United States of America, sitting in Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Georgia State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Georgia State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15(c).

Section 7.16 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, ABC has caused this Agreement to be duly executed, and each Shareholder has duly executed this Agreement, all as of the day and year first above written.

ABC BANCORP

By:
Name:
Title:

[NAMES OF SHAREHOLDERS]

EXHIBIT 8.2(d)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the      day of                     , 2005, by and between THE FIRST BANK OF BRUNSWICK, a Georgia state-chartered bank (the “Bank”), and                     , an individual resident of the State of              (“Executive”).

WITNESSETH:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of                     , 2005 between ABC Bancorp (“ABC”), First National Banc, Inc. and certain of their respective subsidiaries (the “Merger Agreement”), ABC acquired all of the equity interest of                      (the “Target Bank”);

WHEREAS, the Bank is a wholly-owned subsidiary of ABC;

WHEREAS, simultaneously with the consummation of the Merger Agreement, the Target Bank was merged with and into the Bank, with the Bank being the surviving corporation resulting from such merger;

WHEREAS, the Executive previously served as the                      of the Target Bank, and ABC and the Executive desire that the Executive become employed with the Bank as provided herein;

WHEREAS, the Bank desires to provide fair and reasonable benefits to the Executive on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that the Executive will not compete with the Bank for a reasonable period of time after termination of [his/her] employment with the Bank, except as otherwise provided herein; and

WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive’s employment with the Bank;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby employs the Executive as                      of the Bank, and the Executive hereby accepts such employment. The Executive also consents to serve, if elected, as a director of the Bank. During the term of this Agreement, the Executive agrees that this position will be [his/her] principal employment, that [he/she] will serve the Bank faithfully and to the best of [his/her] ability and that [he/she] will devote [his/her] full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that [he/she] will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the “Board”); provided, however, that the foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of [his/her] personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive’s duties hereunder. The Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Bank.

(b) The Bank shall provide the Executive with a private office, office equipment, supplies and other facilities and services suitable to the Executive’s position to be located at                      (the “Branch Office”).

2. Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue until the second anniversary of the date hereof.

3. Compensation. In consideration of the services to be rendered by the Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

(a) The Executive shall receive an annual salary of (“Salary”) of                      Dollars ($        ) to be paid in equal installments in accordance with the Bank’s salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary it pays Executive, and shall consider and declare Salary increases based upon the following standards:

(i) Inflation;

(ii) Adjustments to the salaries of other senior management personnel; and

(iii) Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank during the Term.

(b) In addition to Salary, the Executive shall be entitled to receive an annual bonus pursuant to any annual incentive compensation plan adopted by the Board of Directors of ABC.

(c) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with [his/her] Salary and [his/her] position with the Bank, including, without limitation, the Bank’s pension plan and hospitalization, major medical, disability and group life insurance plans.

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(d) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by [him/her] in connection with the fulfillment of [his/her] duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the incurrence and reimbursement of such expenses as shall, from time to time, be established by the Bank.

4. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of [his/her] duties as described herein, even with a reasonable accommodation, due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of three (3) consecutive months or any aggregate period of six (6) months in any eighteen (18) month period (“Disability”); (iv) immediately upon the Bank giving written notice (referred to herein as the “Notice of Termination”) to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Bank of termination (1) due to a material breach by the Bank of, or a material failure by the Bank to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Bank at any time thereafter again so breaches or fails to perform, or (2) for any reason or for no reason; or (vi) immediately and at any time upon the Bank giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

(b) For purposes of this Agreement, “Cause” for termination hereof shall exist if: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote [his/her] full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

5. Compensation Upon Termination. In the event of the termination of the Executive’s employment with the Bank pursuant to Section 4 hereof, the Bank shall continue to pay compensation and benefits to the Executive as follows:

(a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other

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perquisites as provided in Section 3 hereof, through and including, without limitation, the date of termination specified in the Notice of Termination (the “Date of Termination”). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, compensation provided for herein shall continue to be paid to the Executive through the end of the Term so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that the Executive’s participation in all of the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof shall terminate on the Date of Termination unless otherwise required by applicable law. Notwithstanding the proviso in the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof, (i) in the event of Executive’s death, through the date of death, or (ii) in the event of Executive’s Disability, through the Date of Termination pursuant to Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

6. Representations and Warranties.

(a) The Executive represents and warrants to the Bank that: (i) [he/she] has the full power and authority to execute, deliver and perform this Agreement, and that [he/she] has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by [him/her] and constitutes [his/her] valid and binding agreement, enforceable against [him/her] in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which [he/she] is a party or by which [he/she] or any of [his/her] assets are bound.

(b) The Bank hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby

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will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

7. Restrictive Covenants. Acknowledging that (i) [he/she] has intimate knowledge of the business of the Target Bank and the Bank which, if exploited by [him/her], in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC to continue to operate the Bank following the consummation of the mergers contemplated by the Merger Agreement; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of ABC; (iii) the provisions of this Section 7 are reasonable and necessary to protect the goodwill of the Target Bank acquired by ABC pursuant to the Merger Agreement; (iv) any violation of this Section 7 will result in irreparable injury to ABC and the Bank and that damages at law would not be reasonable or adequate compensation to ABC and the Bank for a violation of this Section 7; and (v) that in the course of [his/her] employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that [he/she] will hold under this Agreement, [he/she] will obtain private and confidential information, trade secrets and proprietary data relating to ABC, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank and ABC and its affiliates (collectively referred to as “Confidential Information”), the Executive hereby agrees as follows:

(a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during [his/her] employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive’s possession and control.

(b) The Executive shall not, directly or indirectly, provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank who the Executive served, either alone or with others, while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank (i) for a period of one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term and one (1) year after the expiration of the Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(c) The Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive’s employment by the Bank within a radius of fifty (50) miles of the Branch Office while the Executive is employed by the Bank and (i) for a period of one (1)

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year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(d) The Executive will not, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Bank, whether or not such employee is a full-time employee or a temporary employee of the Bank and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, (i) for a period of one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term and one (1) year after the expiration of the Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(e) In addition to all other remedies provided at law or in equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

If to the Executive:

If to the Bank:	The First Bank of Brunswick
c/o ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Attention: President

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. Compliance with Code Section 409A. The Bank and the Executive acknowledge and agree that (i) it is their mutual intent that no benefit arising under this Agreement shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent and any inconsistent provision of this Agreement may be modified or amended by the Bank in its sole discretion and without further consent of the Executive;

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provided, however, that the Bank shall have no liability whatsoever to the Executive or any other person in the event that any benefit hereunder is determined to be subject to and not in compliance with Section 409A of the Code. In furtherance, and not limitation, of the foregoing, the Bank and the Executive agree that in the event that it is determined by the Bank that, as a result of Section 409A of the Code (and any related regulations or other pronouncements thereunder), any of the payments that the Executive is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms thereof without causing the Executive to be subject to excise tax and interest under Section 409A(1)(B) of the Code, the Bank will make such payment on the first day determined to be permissible by the Bank under Section 409A of the Code without the Executive incurring such a penalty.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. Except as provided in Section 9 hereof, no modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

11. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

13. Survival. The respective obligations of the parties under Sections 5 and 7 hereof shall survive the termination of this Agreement.

[Signatures on next page.]

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.

THE FIRST BANK OF BRUNSWICK

By:
Its:

(SEAL)
[NAME OF EXECUTIVE]

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EXHIBIT 8.2(g)

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is made and entered into as of the      day of                     , 2005 by and between ABC BANCORP, a Georgia corporation (“ABC”), and [NAME OF DIRECTOR], an individual resident of the State of          (“Director”).

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of     , 2005 between ABC and First National Banc, Inc. (“First National”) and certain of their respective subsidiaries, ABC and First National have agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to a strategic combination of ABC and First National, and the shareholders of First National will receive a combination of cash and shares of ABC Common Stock in exchange for their shares of the common stock of First National (the “Merger”);

WHEREAS, prior to the Merger, First National was, and after the Merger, ABC will continue to be, in the business of owning and operating financial institutions engaged in the business of banking, including, without limitation, the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans;

WHEREAS, Director is currently a shareholder and director of First National, has heretofore been responsible for overseeing the management of the business of First National, and has knowledge of the trade secrets, customer information and other confidential and proprietary information of First National and its subsidiaries;

WHEREAS, the execution of this Agreement is contemplated by the Merger Agreement, to which this Agreement is attached as Exhibit 8.2(g);

WHEREAS, in order to protect the goodwill of the business of First National and the other value to be acquired by ABC pursuant to the Merger Agreement, for which ABC is paying substantial consideration, ABC and Director have agreed that ABC’s obligation to consummate the transactions contemplated by the Merger Agreement are subject to the condition, among others, that Director shall have entered into this Agreement;

WHEREAS, Director acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of ABC and the business and goodwill acquired by it pursuant to the Merger Agreement; and

WHEREAS, in order to induce ABC to consummate the Merger and the other transactions contemplated by the Merger Agreement, Director is willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a) “Competitive Business” shall mean any Person engaged in the business of banking, including, without limitation, the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(b) “Confidential Information” shall mean all client and vendor lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning ABC, First National and their respective subsidiaries which is material to ABC and First National and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

(c) “Control” shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(d) “ABC Market” shall mean the geographic area within a radius of fifty (50) miles of the main office of each of First National Bank, Orange Park, Florida and First National Bank, St. Marys, Georgia.

(e) “Key Employee” shall mean any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

(f) “Permitted Activities” shall mean (i) owning not more than 1% of the outstanding shares of publicly-held corporations engaged in a Competitive Business which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, or (ii) serving as an officer, director or employee of ABC.

(g) “Person” shall mean any individual, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

(h) “Restricted Period” shall mean the period from the date hereof until the second (2nd) anniversary of the Effective Time (as defined in the Merger Agreement).

(i) “Trade Secrets” shall mean Trade Secrets, as defined in the Georgia Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any technical information, designs, processes, procedures or improvements that are valuable and not generally known to the competitors of ABC or First National, whether or not in written or tangible form.

2. No Competing Business. Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly own, manage, operate, Control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, investor or other participant in) any Competitive Business in the ABC Market, without regard to (a) whether the Competitive Business has its office or other business facilities within the ABC Market; (b) whether any activity of Director referred to above itself occurs or is performed within the ABC Market; or (c) whether Director resides or reports to an office within the ABC Market.

3. No Interference with the Business.

3.1 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly solicit, induce or influence any customer, lender, lessor or any other Person which has a business relationship with ABC or First National or any of their respective subsidiaries in the ABC Market, or which had on the date of this Agreement a business relationship with ABC or First National or any of their respective subsidiaries in the ABC Market, to discontinue or reduce the extent of such relationship with ABC or First National or such subsidiaries in the ABC Market.

3.2 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not (a) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of ABC or First National or any of their respective subsidiaries to discontinue such employment or agency relationship with ABC or First National or such subsidiaries, or (b) employ or seek to employ, or cause any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Director or the Competitive Business employs or seeks to employ such Person) employed by ABC or First National or any of their respective subsidiaries as a Key Employee.

4. No Disclosure of Proprietary Information.

4.1 Director hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than ABC and First National and their respective subsidiaries, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by Section 5 of this Agreement.

4.2 Director hereby agrees that, during the Restricted Period, he will not directly or indirectly disclose to anyone, or use or otherwise exploit for Director’s own benefit or for the benefit of anyone other than ABC and First National and their respective subsidiaries, any Confidential Information, except as permitted by Section 5 of this Agreement.

5. Permitted Activities. The restrictions set forth in Sections 2, 3 and 4 of this Agreement shall not apply to Permitted Activities or to actions taken by Director during the time he is employed by ABC or First National or any of their respective subsidiaries to the extent, but only to the extent, that such actions are expressly approved by the Board of Directors of ABC.

6. Representations and Warranties. Director represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Director, enforceable against him in accordance with its terms. Director represents and warrants that he has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

7. Waivers. ABC will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by ABC or for any other reason (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

8. Injunctive Relief. Director acknowledges (a) that any violation of this Agreement will result in irreparable injury to ABC; (b) that damages at law would not be reasonable or adequate compensation to ABC for violation of this Agreement; and (c) that ABC shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

9. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

To ABC:

ABC Bancorp
24 2nd Avenue, SE
Moultrie, Georgia 31768
Fax No. (912) 890-2235
Attn: Chief Executive Officer

with a copy (which shall not constitute notice to ABC) to:

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Fax No.: (404) 525-2224
Attn: Steven E. Fox, Esq.

To Director:

[NAME]

[ADDRESS AND FAX NUMBER]

All such notices and communications shall be deemed received upon (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

10. Successors in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

11. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

12. Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

13. Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

14. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts of this Agreement may be delivered via facsimile transmission.

16. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.

17. Attorneys’ Fees. If ABC brings any action, suit, counterclaim, appeal, arbitration or mediation for any relief against Director, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party in such action shall be entitled to payment of its reasonable attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the date of commencement of such Action. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

[Signatures next page]

IN WITNESS WHEREOF, Director has duly executed and delivered this Agreement, and ABC has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

[NAME OF DIRECTOR]
ABC BANCORP
By:
Its: